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                                                                     Exhibit 3.9

                                    AMENDMENT

                                     TO THE

                          AMENDED AND RESTATED BY-LAWS

                                       OF

                          U.S.I. HOLDINGS CORPORATION

          The first sentence of Article III, Section 1 (a) of the By-laws of the Corporation is hereby amended in its entirety to read as follows:

     "Section 1. Number, Election, Term. (a) In Genera1. Prior to a Public
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     Offering, the number of directors shall be fixed at 18 and thereafter may be (i) increased (except as expressly provided in Section 1(b) of this Article III) only by a vote of the stockholders of the Corporation and (ii) decreased only as expressly provided in Section 1(b) of this Article III."